ISSN 1718-8377	Exhibit 99.2

Volume 11, number 11	June 22, 2017
PRELIMINARY REPORT AT MARCH 31, 2017

Note to the reader: Preliminary results for 2016-2017
The results published on June 22, 2017 regarding the fiscal year ended March 31, 2017 are preliminary. These results will be revised to reflect additional information obtained until the financial close. The final results will be presented in Public Accounts 2016-2017.

Highlights for March 2017
—	In March, the budgetary balance within the meaning of the Balanced Budget Act showed a deficit of $95 million. The balance takes into account the deposit of $181 million in the Generations Fund. Compared to last year:
	—	own-source revenue increased by $902 million, standing at $6.7 billion;
	—	federal transfers rose by $169 million, reaching $1.5 billion;
	—	program spending rose by $1.1 billion, amounting to $7.3 billion;
	—	debt service decreased by $58 million, reaching $634 million.
—	On the basis of the cumulative results at March 31, 2017, the budgetary balance within the meaning of the Balanced Budget Act showed a surplus of $2.5 billion, taking into account the deposit of $2.0 billion in the Generations Fund.

Summary of consolidated budgetary transactions
(millions of dollars)								(Unaudited data)
						The Québec Economic Plan –
	March		April to March			March 2017(1)
	2016	2017	2015-2016	2016-2017	Change (%)	2016-2017		Change (%)
GENERAL FUND
Revenue
Own-source revenue	5 822	6 724	57 401	59 224	3.2	58 644		2.2
Federal transfers	1 325	1 494	17 035	18 240	7.1	18 242		7.1
Total revenue	7 147	8 218	74 436	77 464	4.1	76 886		3.3
Expenditure
Program spending	–6 188	–7 334	–65 631	–67 609	3.0	–68 242		3.8	(2)
Debt service	–692	–634	–7 955	–7 549	–5.1	–7 602		–4.4
Total expenditure	–6 880	–7 968	–73 586	–75 158	2.1	–75 844		3.1
NET RESULTS OF
CONSOLIDATED ENTITIES(3)
Non-budget-funded bodies and special funds	–151	–361	1 281	152	—	–727		—
Health and social services
and education networks	88	16	60	35	—	35		—
Generations Fund	142	181	1 453	2 001	—	2 042		—
Total consolidated entities	79	–164	2 794	2 188	—	1 350		—
SURPLUS (DEFICIT)	346	86	3 644	4 494	—	2 392	(4)	—
Contingency reserve	—	—	—	—	—	–100		—
BALANCED BUDGET ACT
Deposits of dedicated revenues in the Generations Fund	–142	–181	–1 453	–2 001	—	–2 042		—
BUDGETARY BALANCE(5)	204	–95	2 191	2 493	—	250		—
(1)

To present the data on a like-for-like basis, the forecasts of The Québec Economic Plan – March 2017 reproduced in this report correspond to the 2016-2017 budgetary structure. They exclude the impacts on revenue and expenditure resulting from the elimination of the Fund to Finance Health and Social Services Institutions (expenditures of $1 458 million), as well as other program spending ($52 million).

(2)	The growth rate forecast in the budget according to the 2017-2018 budgetary structure is 3.8%.
(3)	Details of transactions by type of entity are presented on page 5 of this report.
(4)	Surplus excluding the contingency reserve of $100 million.
(5)	Budgetary balance within the meaning of the Balanced Budget Act.

❑	Cumulative results at March 31, 2017

■	Budgetary balance

For the period from April 2016 to March 2017, the budgetary balance within the meaning of the Balanced Budget Act showed a surplus of $2.5 billion.

Based on preliminary results, this represents an improvement of $2.2 billion compared to the $250-million budgetary surplus forecast in the March 2017 Québec Economic Plan. The source of this improvement is detailed on pages 6 and 7 of this report.

■	General Fund revenue

At March 31, 2017, revenue totalled $77.5 billion, an increase of $3.0 billion, or 4.1%, compared to March 31, 2016.

— Own-source revenue stood at $59.2 billion, up $1.8 billion from last year.

— Federal transfers amounted to $18.2 billion, up $1.2 billion compared to March 31, 2016.

■	General Fund expenditure

For 2016-2017, expenditure totalled $75.2 billion, an increase of $1.6 billion.

— For the period from April 2016 to March 2017, program spending rose by $2.0 billion, or 3.0%, reaching $67.6 billion.

— The most significant changes were in the Health and Social Services mission ($1.1 billion), the Education and Culture mission ($514 million) and the Economy and Environment mission ($523 million).

— Debt service amounted to $7.5 billion, a decrease of $406 million compared to last year.

■	Consolidated entities

At March 31, 2017, the results of consolidated entities stood at $2.2 billion. These results include:

— a surplus of $152 million for non-budget-funded bodies and special funds;
— a surplus of $35 million for the health and social services and education networks;
— dedicated revenues of $2.0 billion for the Generations Fund.

■	Net financial surplus (requirements)

At March 31, 2017, the consolidated net financial surplus stood at $5.0 billion, an increase of $831 million over last year. Net financial surpluses reflect the current budgetary balance, as well as the year-over-year change in receipts and disbursements in the course of the government’s transactions.

Consolidated budgetary and financial transactions
(millions of dollars)						(Unaudited data)
	March			April to March
	2016	2017	Change	2015-2016	2016-2017	Change
GENERAL FUND
Revenue
Own-source revenue	5 822	6 724	902	57 401	59 224	1 823
Federal transfers	1 325	1 494	169	17 035	18 240	1 205
Total revenue	7 147	8 218	1 071	74 436	77 464	3 028
Expenditure
Program spending	–6 188	–7 334	–1 146	–65 631	–67 609	–1 978
Debt service	–692	–634	58	–7 955	–7 549	406
Total expenditure	–6 880	–7 968	–1 088	–73 586	–75 158	–1 572
NET RESULTS OF CONSOLIDATED ENTITIES(1)
Non-budget-funded bodies and special funds	–151	–361	–210	1 281	152	–1 129
Health and social services and education networks	88	16	–72	60	35	–25
Generations Fund	142	181	39	1 453	2 001	548
Total consolidated entities	79	–164	–243	2 794	2 188	–606
SURPLUS (DEFICIT)	346	86	–260	3 644	4 494	850
Consolidated non-budgetary surplus (requirements)	1 143	1 765	622	505	486	–19
CONSOLIDATED NET FINANCIAL SURPLUS (REQUIREMENTS)	1 489	1 851	362	4 149	4 980	831
(1)	Details of transactions by type of entity are presented on page 5 of this report.

General Fund revenue
(millions of dollars)					(Unaudited data)
	March			April to March
Revenue by source	2016	2017	Change (%)	2015-2016	2016-2017	Change (%)
Own-source revenue excluding government enterprises
Income and property taxes
Personal income tax	2 335	2 570	10.1	21 339	22 385	4.9
Contributions to Health Services Fund	687	720	4.8	7 053	7 228	2.5
Corporate taxes	673	1 035	53.8	4 641	5 277	13.7
Consumption taxes	1 574	1 554	–1.3	17 768	17 829	0.3
Other sources	208	251	20.7	1 685	1 687	0.1
Total own-source revenue excluding government enterprises	5 477	6 130	11.9	52 486	54 406	3.7
Revenue from government enterprises	345	594	72.2	4 915	4 818	–2.0
Total own-source revenue	5 822	6 724	15.5	57 401	59 224	3.2
Federal transfers
Equalization	794	836	5.3	9 521	10 030	5.3
Health transfers(1)	406	469	15.5	5 108	5 604	9.7
Transfers for post-secondary education and other social programs	116	138	19.0	1 542	1 635	6.0
Other programs	9	51	466.7	864	971	12.4
Total federal transfers	1 325	1 494	12.8	17 035	18 240	7.1
TOTAL	7 147	8 218	15.0	74 436	77 464	4.1
(1)

Amounts of $378 million and $342 million in health transfers were allocated in 2015-2016 and 2016-2017, respectively, to the Fund to Finance Health and Social Services Institutions (FINESSS), a consolidated entity. These allocations were spread over the year and have already been deducted from the health transfers. Had it not been for these allocations, the change would have been 8.4% instead of 9.7%.

General Fund expenditure
(millions of dollars)					(Unaudited data)
	March			April to March
Expenditure by mission	2016(1)	2017	Change (%)	2015-2016(1)	2016-2017	Change (%)
Program spending
Health and Social Services	2 904	3 487	20.1	32 769	33 884	3.4
Education and Culture	1 347	1 696	25.9	17 425	17 939	2.9
Economy and Environment	786	983	25.1	4 968	5 491	10.5
Support for Individuals and Families	582	668	14.8	6 323	6 312	–0.2
Administration and Justice	569	500	–12.1	4 146	3 983	–3.9
Total program spending	6 188	7 334	18.5	65 631	67 609	3.0
Debt service	692	634	–8.4	7 955	7 549	–5.1
TOTAL	6 880	7 968	15.8	73 586	75 158	2.1
(1)	Certain expenditures were reclassified between missions to take into account the 2016-2017 budgetary structure.

Details of the transactions of consolidated entities
(millions of dollars)									(Unaudited data)
	March 2017
				Transfers	Non-
			Specified	(expenditures)	budget-	Health and
	Special	Generations	purpose	related to the	funded	education			Consolidation
	funds	Fund	accounts	tax system	bodies	networks	(1)	Total	adjustments	(2)	Total
Revenue	1 064	181	208	360	3 825	—		5 638	–3 234		2 404
Expenditure
Expenditure	–1 809	—	–208	–360	–3 211	16		–5 572	3 187		–2 385
Debt service	–174	—	—	—	–56	—		–230	47		–183
Subtotal	–1 983	—	–208	–360	–3 267	16		–5 802	3 234		–2 568
SURPLUS (DEFICIT)	–919	181	—	—	558	16		–164	—		–164
	April 2016 to March 2017
				Transfers	Non-
			Specified	(expenditures)	budget-	Health and
	Special	Generations	purpose	related to the	funded	education			Consolidation
	funds	Fund	accounts	tax system	bodies	networks	(1)	Total	adjustments	(2)	Total
Revenue	13 695	2 001	984	5 919	25 156	—		47 755	–27 251		20 504
Expenditure
Expenditure	–12 149	—	–984	–5 919	–23 680	35		–42 697	26 268		–16 429
Debt service	–2 176	—	—	—	–694	—		–2 870	983		–1 887
Subtotal	–14 325	—	–984	–5 919	–24 374	35		–45 567	27 251		–18 316
SURPLUS (DEFICIT)	–630	2 001	—	—	782	35		2 188	—		2 188
(1)	The results of the networks are presented according to the modified equity method of accounting.
(2)	Consolidation adjustments include the elimination of program spending from the General Fund.

Change in the budgetary balance since the March 2017 Québec Economic Plan
—	For 2016-2017, the budgetary balance at March 31, 2017 stood at $2.5 billion, while the March 2017 Québec Economic Plan anticipated a $250-million surplus.
—	This improvement reflects, in particular, the Québec economy’s strong performance since early 2017. Compared to the forecasts of the March 2017 budget, a $580-million increase in own-source revenue was recorded:
	—	own-source revenue excluding government enterprises was up $351 million, including $292 million in corporate taxes;
	—	revenue from government enterprises increased by $229 million.
—	Program spending growth reached 3.0%, a marked increase over last year.
	—	Expenditures of the Health and Social Services mission, up 3.4% in relation to 2015-2016, slightly exceeded the target of 3.2%.
	—	Expenditures of the Education and Culture mission increased by 2.9%. Excluding lower-than-expected amortization expenses, the increase stood at 3.7% and was in line with the target of 3.9%.
—	Savings in program spending in relation to the March 2017 Québec Economic Plan stood at $633 million, mainly because the funds allocated for the Contingency Fund were not entirely spent.
—	Lastly, the results of consolidated entities improved by $838 million.
	—	Several entities have improved because of the sound economic situation and responsible expenditure management.

Change in the 2016-2017 budgetary balance since the March 2017 budget
(millions of dollars)		(Unaudited data)
	The Québec	Preliminary
	Economic Plan –	results
	March 2017(1)	at June 22	Change
Own-source revenue excluding government enterprises
Income and property tax
Personal income tax	22 411	22 385	–26
Contributions to Health Services Fund	7 209	7 228	19
Corporate taxes	4 985	5 277	292
Consumption taxes	17 789	17 829	40
Other sources	1 661	1 687	26
Total own-source revenue excluding government enterprises	54 055	54 406	351
Revenue from government enterprises	4 589	4 818	229
Total own-source revenue	58 644	59 224	580
Federal transfers	18 242	18 240	–2
TOTAL GENERAL FUND REVENUE	76 886	77 464	578
Program spending
Health and Social Services	–33 809	–33 884	–75
Education and Culture	–18 098	–17 939	159	(2)
Economy and Environment	–5 285	–5 491	–206
Support for Individuals and Families	–6 273	–6 312	–39
Administration and Justice	–4 777	–3 983	794	(3)
Total program spending	–68 242	–67 609	633
Debt service	–7 602	–7 549	53
TOTAL GENERAL FUND EXPENDITURE	–75 844	–75 158	686
Net results of consolidated entities
Non-budget-funded bodies and special funds	–727	152	879
Health and social services and education networks	35	35	—
Generations Fund	2 042	2 001	–41
TOTAL CONSOLIDATED ENTITIES	1 350	2 188	838
SURPLUS (DEFICIT)	2 392	4 494	2 102
Contingency reserve	–100	—	100
BALANCED BUDGET ACT
Deposits of dedicated revenues in the Generations Fund	–2 042	–2 001	41
BUDGETARY BALANCE(4)	250	2 493	2 243
(1)

To present the data on a like-for-like basis, the forecasts of The Québec Economic Plan – March 2017 reproduced in this report correspond to the 2016-2017 budgetary structure. They exclude the impacts on revenue and expenditure resulting from the elimination of the Fund to Finance Health and Social Services Institutions (expenditures of $1 458 million), as well as other program spending ($52 million).

(2)	This change stems mainly from lower-than-expected amortization expenses.
(3)	This change stems mainly from the Administration mission, including the Contingency Fund and retirement plan costs.
(4)	Budgetary balance within the meaning of the Balanced Budget Act.

❑	2017-2018 publication dates of the Monthly Report on Financial Transactions

For 2017-2018, barring exceptional circumstances requiring postponement, the monthly reports will be published on the following dates:

2017-2018 publication dates
Report at May 31	August 18, 2017
Report at June 30	September 8, 2017
Report at July 31	October 6, 2017
Report at August 31	November 3, 2017
Report at September 30	December 1, 2017
Report at October 31	January 12, 2018
Report at November 30	February 9, 2018
Report at December 31	March 9, 2018
Report at January 31	April 6, 2018
Report at February 28	May 4, 2018
Preliminary report at March 31	June 22, 2018

For more information, contact the Direction des Communications of the Ministère des Finances at 418 528-7382.

The report is also available on the Ministère des Finances website: www.finances.gouv.qc.ca.